EXHIBIT 10.1

SIERRA PACIFIC RESOURCES

EXECUTIVE CHANGE IN CONTROL POLICY

EFFECTIVE JANUARY 1, 2008

1.   Policy Purpose.  The purpose of the Sierra Pacific Resources Executive Change in Control Policy (“Policy”) is to establish a uniform policy for the provision of benefits to eligible executives of Sierra Pacific Resources (“Company”) and its Subsidiaries (as defined herein), in the event of a separation from service during the Term (as defined herein) by the Company or a successor without Cause (as defined herein), or by the Eligible Executive (as defined herein) with Good Reason (as defined herein), in either case within twenty-four (24) months following a Change in Control (as defined herein) or at any time following a Potential Change in Control (as defined herein) but prior to a Change in Control, all as set forth in this Policy.

2.   Eligible Executives.  Employees who are eligible for the benefits provided for in this Policy (“Eligible Executives”) are employees of the Company and its Subsidiaries who:  (a) immediately prior to the effective time of a Change in Control are within one of the following categories:  (i) senior officers reporting directly to the Chief Executive Officer of the Company; (ii) named executive officers as so reported in the Company’s annual report and proxy materials most recently filed with the Securities and Exchange Commission; and (iii) executives who are designated by the Chief Executive Officer of the Company as having responsibility for a significant business organization or function of the Company; and (b) are not parties to an employment or other agreement with the Company or any of its Subsidiaries, pursuant to which the executive may become eligible for severance or similar benefits following a Change in Control of the Company.  For the avoidance of doubt, the Company shall, effective immediately prior to the effective time of a Change in Control, determine and communicate the list of Eligible Executives, and such determination shall be final and binding on all parties.

Notwithstanding any other provision of this Policy, absent a Change in Control, severance benefits for Eligible Executives will be provided under the terms and conditions of the Sierra Pacific Resources Executive Severance Plan, or an individual severance arrangement with the Eligible Executive, and not under this Policy.  It is the intent of the Company that Eligible Executives not be eligible for duplicate severance benefits under multiple plans or arrangements.

3.   Severance Benefits.  In the event that during the Term:  (i) an Eligible Executive is terminated without Cause by the Company or any of its Subsidiaries or a successor entity (or any of their respective affiliates); or (ii) an Eligible Executive resigns with Good Reason from his/her employment with the Company, a successor entity or any of their respective affiliates, in either case within twenty-four (24) months following a Change in Control, or following the occurrence of a Potential Change in Control and before a Change in Control, the Eligible Executive will, subject to his/her timely execution of the Agreement and Release provided for in Section 4 hereof, be entitled to receive the following benefits:

(a)  Cash Severance Payment.  A one-time lump sum cash severance payment in an amount equal to a multiple (as specified in the chart set forth below) of the aggregate of:  (i) the Eligible Executive’s annualized base salary in effect immediately before the separation from service or, if applicable and higher, as in effect immediately before the event or circumstance constituting Good Reason, plus (ii) the Eligible Executive’s target annual incentive award for the year of the separation from service, the year in which the Change in Control occurs or the year immediately preceding the year in which the Change in Control occurs, whichever is highest.  The multiple used to calculate the severance payment will be the applicable multiple set forth in the following chart, based on the Eligible Executive’s position with the Company immediately prior to the termination or resignation, or the Eligible Executive’s position immediately prior to the Change in Control, whichever position is more senior:

Position	Multiple of Base Salary + Target Annual Incentive

Senior Officer	3x
Officer	2x
Other Eligible Executive	1x

(b)  Annual Incentive Awards.  A one-time lump sum cash payment equal to the sum of (i) any earned, but unpaid annual incentive award applicable for the year preceding the Eligible Executive’s separation from service; and (ii) a pro rata portion, as of the date of the separation from service, of the Eligible Executive’s target annual incentive award for the year of the separation from service.

(c)  Long-Term Incentive Awards.  With respect to all outstanding long-term incentive awards other than stock options, the Eligible Executive will also receive a one-time lump sum cash payment equal to the target value of each such award (valued as of the date of the Eligible Executive’s separation from service), prorated for the portion of the applicable performance period through the date of the Eligible Executive’s separation from service.  With respect to any outstanding stock options previously awarded to the Eligible Executive, each such stock option shall be deemed to be fully vested immediately prior to the Eligible Executive’s separation from service, and shall continue to be exercisable throughout the original term of the option (without giving effect to a termination of employment prior to expiration).

(d)  Retirement Benefit Payment.  The Eligible Executive will also receive a one-time lump sum cash payment equal to the excess of:  (i) the actuarial equivalent of the benefit which the Eligible Executive would  have accrued under the Sierra Pacific Resources Retirement Plan and the Sierra Pacific Resources Retirement Restoration Plan, and any successor plans (collectively, the “Retirement Plans”) determined as if the Eligible Executive had been credited with the number of additional months of service credit under the Retirement Plans specified in the following chart, and had earned, during such additional period, total compensation equal to the Eligible Executive’s total compensation during the twelve (12) months immediately preceding the Eligible Executive’s separation from service, or, if applicable and higher, the Eligible Executive’s total compensation during the twelve (12) months immediately prior to the event or circumstance constituting Good Reason; over (ii) the actuarial equivalent of the benefit earned by the Eligible Executive under the Retirement Plans as of the date of the Eligible Executive’s separation from service.

Position	Number of Additional Months of Service Credit

Senior Officer	36 months
Officer	24 months
Other Eligible Executive	12 months

The lump sum cash payment provided for in this section shall be calculated:  (i) by taking into consideration any early retirement subsidies available under the Pension Plans; (ii) as the present value of a straight life annuity commencing at the date as of which the actuarial equivalent is the greatest; (iii) without regard to any amendment to a Retirement Plan made subsequent to a Change in Control, which would decrease the amount of the lump sum payment under this paragraph; and (iv) using the actuarial factors used under the Retirement Plans as of the date of the Eligible Executive’s separation from service, or, if applicable and more favorable, the actuarial assumptions used under the Retirement Plans as of the date of the event or circumstance constituting Good Reason.

(e)  Health Care Benefits.  Eligible Executives and their eligible dependents will, for the period of time set forth in the following chart, also be eligible for continued group life insurance, disability, accident and health care coverage substantially similar to those benefits provided to the Eligible Executive and his/her eligible dependents immediately prior to the Eligible Executive’s separation from service, or, if applicable and greater, as provided immediately before the event or occurrence constituting Good Reason.  The required contribution by the Eligible Executive for such continued coverage will be the applicable employee rate.  The period of continued health care coverage provided for herein shall run concurrently with the Eligible Executive’s available COBRA continuation coverage period.

Position	Period of Continued Health Care Coverage

Senior Officer	36 months
Officer	24 months
Other Eligible Executive	12 months

(f)  Retiree Health-Care and Life Insurance Benefits.  If the Eligible Executive would have been eligible to participate in the post-retirement health care and/or group life insurance coverage available to retirees of the Company under the Sierra Pacific Resources Retiree Health and Life Insurance Plan, or any successor plan (“Retiree Health Plan”), had the Eligible Executive’s separation from service occurred on or after the period of time specified in the following chart, the Company will provide benefits to the Eligible Executive and his/her eligible dependents for which the Eligible Executive and his/her eligible dependents would have been eligible under the Retiree Health Plan during the remaining lifetime of the Eligible Executive and his/her eligible dependents.  Such benefits shall commence upon the later of:  (i) the first date on which the Eligible Executive could have retired and commenced participation in the Retiree Health Plan within the period specified in the following chart; or (ii) the date on which the continuing health care benefits under section (e) above terminate.

Position	Applicable Period of Time

Senior Officer	36 months
Officer	24 months
Other Eligible Executive	12 months

As a condition to receiving the benefits provided for in this paragraph, the Eligible Executive shall be required to pay the Company the full amount of the contributions that would have been required had the Eligible Executive (and, if applicable, his/her eligible dependents) been covered under the Retiree Health Plan, at the time that such contributions would have been due.  Death proceeds for any life insurance benefits provided for in this section shall be paid upon the death of the Eligible Executive.

(g)  Final Pay Check and Vacation.  The Eligible Executive will also receive his/her final pay check, as well as pay for earned, but unused vacation, if any, pursuant to the Company’s normal payroll and vacation practices and policies.

(h)  Other Benefit Plans.  Eligible Executive will also receive any vested, accrued benefits to which he/she have become entitled under any of the Company’s employee benefit plans in accordance with the respective provisions of such employee benefit plans as they may be amended from time to time.

4.   Agreement and Release.  As a condition to receiving the severance benefits provided for in Section 3 above, Eligible Executives will be required to execute an Agreement and Release in a form reasonably required by the Company or its successor.  Payment and provision of the severance benefits shall not be made or commence unless and until the Eligible Executive has executed (and not revoked) the Agreement and Release.  In the event that the Eligible Executive fails, or elects not, to execute the Agreement and Release by the later of:  (a) the end of the calendar year of the Eligible Executive’s separation from service; or (b) 2½ months following the Eligible Executive’s separation from service, the Eligible Executive shall be deemed to have forfeited any right to receive any of the severance benefits provided for in this Policy, and the Company shall have no obligation to provide any such benefits.

5.   Timing of Payment of Severance Benefits.  Subject to Section 4 above, the severance benefits provided for in Section 3(a) - (d) of this Policy shall be paid or commence as of the date of the Eligible Executive’s separation from service or, if such separation from service occurs following a Potential Change in Control, but prior to a Change in Control, such severance benefits shall be paid or commence as of the date of the Change in Control.  Any reimbursement of expenses made to the Eligible Executive under paragraphs 3(e) and 3(f), shall be made as soon as reasonably practicable following the date that the expense is incurred by the Eligible Executive and in any event by no later than the end of the calendar year following the year in which the expense is incurred.  Additionally, with respect to the reimbursements and benefits provided for in paragraphs 3(e) and 3(f):  (i) the amount of such reimbursements and benefits provided during any year shall not affect the reimbursement or benefits provided under such paragraphs in any other year; and (ii) the Eligible Executive’s right to such reimbursements and benefits shall not be subject to liquidation or exchange for another benefit.

Notwithstanding any other provision of this Policy, if the Eligible Executive is a “specified employee” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), the severance benefits will be paid or commence on the expiration of six (6) months following the Eligible Executive’s separation from service.

6.   Vesting of Certain Benefits Following a Change in Control.  In addition to the severance benefits provided for in Section 3 above, all benefits under the Sierra Pacific Resources Deferred Compensation Plan, the Sierra Pacific Resources Retirement Restoration Plan and the Sierra Pacific Resource Supplemental Executive Retirement Plan shall, to the extent not vested, become fully vested immediately upon the occurrence of a Change in Control.  Payment of benefits under each of such plans shall be governed by the relevant provisions of the respective plan documents, as they may be amended form time to time.

7.   Reduction of Benefits to Avoid Excise Taxes.

(a)  In the event that any benefit to be received by the Eligible Executive under this Policy would be subject to an excise tax pursuant to Code sections 280G and 4999, then the cash severance payments provided for herein shall first be reduced, and the non-cash severance benefits provided for herein shall thereafter be reduced, to the extent necessary so that no portion of the benefits provided for herein is subject to such excise tax; provided that such reduction shall only apply if the net amount of the total benefits provided for herein, as so reduced (and after subtracting the net amount of federal, state and local income taxes on such reduced total benefits) is greater than or equal to the net amount of the total benefits provided for herein without such reduction (but after subtracting the net amount of federal, state and local income taxes on such total benefits and the amount of excise taxes to which the Eligible Executive would be subject in light of such unreduced total benefits).

(b)  The determination of whether excise taxes will apply upon the provision of benefits hereunder will be made by independent tax counsel selected by the Company and reasonably acceptable to the Eligible Executive.  At the time that benefits become payable under this Policy, the Company shall provide the Eligible Executive with a written statement setting forth the manner in which such payments were calculated and the basis for such calculations, including any opinions or other advice the Company has received with respect to any excise taxes under Code sections 280G and 4999.

8.   Legal Fees.  The Company shall pay to the Eligible Executive all legal fees and expenses incurred by the Eligible Executive in disputing in good faith any issue under this Policy relating to the Eligible Executive’s separation from service, in enforcing any benefit or right provided for in this Policy, or in connection with any tax audit or proceeding to the extent such audit or proceeding is attributable to the application of Code section 4999.  Such reimbursements shall be made as soon as reasonably practicable following the Company’s receipt of the Eligible Executive’s written request for reimbursement (accompanied by evidence of the fees and expenses incurred), and in any event such reimbursement shall be made by the end of the calendar year following the calendar year in which the fees or expenses were incurred.

9.   No Mitigation.  The Eligible Executive shall not be obligated to seek or accept other employment or to attempt to mitigate or reduce the amounts payable to the Eligible Executive hereunder, and such amounts shall not be reduced by any compensation or benefits earned by the Eligible Executive as the result of employment with another employer, by any retirement benefits received by the Eligible Executive from any source, by offset against any amount claimed to be owed by the Eligible Executive to the Company, or otherwise.

10.   Successor Bound by Policy.  It is the intent of the Company that this Policy will be assumed by, and be binding upon, a successor employer of Eligible Executive following a Change in Control.  The Company intends to seek the express assumption of this Policy by any such successor employer.  If a successor employer fails or refuses to expressly assume this Policy prior to the effective date of a Change in Control, the Eligible Executive will, effective immediately prior to the effective time of a Change in Control, be eligible for the benefits provided for in this Policy.

11.   Amendments.  This Policy shall expire and be of no further force or effect upon the expiration of the Term.  During the Term, this Policy may be amended in any respect from time to time, or terminated at any time, by the Board or a duly authorized committee thereof; provided, however, that no such amendment that materially adversely affects the benefits available to Eligible Executives may be made following the occurrence of a Potential Change in Control or a Change in Control.

12.   Definitions.  For purposes of this Policy, the following terms shall have the meanings set forth below:

(a)  “Beneficial Owner” shall have the meaning set forth in Rule 13d-3 and Rule 13d-5 under the Exchange Act.

(b)  “Board” shall mean the Board of Directors of the Company.

(c)      “Cause” for termination by the Company of the Eligible Executive’s employment shall mean (i) the willful and continued failure by the Eligible Executive to substantially perform the Eligible Executive’s duties with the Company (other than any such failure resulting from the Eligible Executive’s incapacity due to physical or mental illness or any such actual or anticipated failure after the Eligible Executive has provided notice of termination for Good Reason after the Company has provided the Eligible Executive with written notice specifying such failure and provided the Eligible Executive with a period of not less than 30 days to cure such failure, or (ii) the willful engaging by the Eligible Executive in conduct which is demonstrably and materially injurious to the Company, monetarily or otherwise.  For purposes of this definition, no act, or failure to act, on the Eligible Executive’s part shall be deemed “willful” unless done, or omitted to be done, by the Eligible Executive not in good faith and without reasonable belief that the Eligible Executive’s act, or failure to act, was in the best interest of the Company.

(d)  A “Change in Control” shall be deemed to have occurred if the event set forth in any one of the following paragraphs shall have occurred:

(1)
any Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company representing 40% or more of the combined voting power of the Company’s then outstanding securities, excluding (i) any Person who becomes such a Beneficial Owner in connection with a transaction described in clause (i) of paragraph (3) below and (ii) any acquisition directly from the Company (excluding any acquisition resulting from the exercise of a conversion or exchange privilege in respect of outstanding convertible or exchangeable securities unless such outstanding convertible or exchangeable securities were acquired directly from the Company); or

(2)
the following individuals cease for any reason to constitute a majority of the number of directors then serving: individuals who, on the date hereof, constitute the Board and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of the Company) whose appointment or election by the Board or nomination for election by the Company’s stockholders was approved or recommended by a vote of at least two thirds (2/3) of the directors then still in office who either were directors on the date hereof or whose appointment, election or nomination for election was previously so approved or recommended; or

(3)
there is consummated a merger or consolidation of the Company or any direct or indirect subsidiary of the Company with any other corporation, other than (i) a merger or consolidation which would result in at least 66-2/3% of the securities of the Company and at least 66-2/3% of the combined voting power of the securities of the Company outstanding immediately after such merger or consolidation (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof), being beneficially owned, directly or indirectly, by all or substantially all of the individuals or entities (including any trustee or other fiduciary holding securities under an employee benefit plan of the Company or any subsidiary of the Company), who were the beneficial owners, respectively, of the securities of the Company and the combined voting power of the securities of the Company outstanding immediately prior to such merger or consolidation and in substantially the same proportions relative to each other as their ownership of the outstanding securities and the combined voting power of the outstanding securities of the Company prior to such merger or consolidation, or (ii) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company (not including in the securities Beneficially Owned by such Person any securities acquired directly from the Company or its Affiliates other than in connection with the acquisition by the Company or its Affiliates of a business) representing 40% or more of the combined voting power of the Company’s then outstanding securities; or

(4)
the stockholders of the Company or a court or regulatory agency having jurisdiction over the matter approves a plan of complete liquidation or dissolution of the Company or there is consummated an agreement for or a court or regulatory agency having jurisdiction over the matter approves the sale or disposition by the Company of all or substantially all of the Company’s assets, other than a sale or disposition by the Company of all or substantially all of the Company’s assets to an entity, at least 66.66% of the combined voting power of the voting securities of which are owned by stockholders of the Company in substantially the same proportions as their ownership of the Company immediately prior to such sale.

(5)
There is (a) consummated a sale of a majority of the issued and outstanding stock of the Company and/or there is consummated an agreement for the sale or disposition by the Company of all or substantially all of either of their assets, or a plan of complete liquidation or dissolution or sale or disposition of all or substantially all of the assets of the Company is approved or adopted by the stockholders or any court or agency having jurisdiction over the matter.

Subject to the foregoing, except for Section d(4), a “Change in Control” shall not be deemed to have occurred by virtue of the consummation of any transaction or series of integrated transactions immediately following which the record holders of the common stock of the Company immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in an entity which owns all or substantially all of the assets of the Company immediately following such transaction or series of transactions.

(e)  “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

(f)  “Company” shall mean Sierra Pacific Resources, a Nevada corporation.

(g)  “Disability” shall be deemed the reason for the termination by the Company of the Eligible Executive’s employment, if, as a result of the Eligible Executive’s incapacity due to physical or mental illness, the Eligible Executive shall have been absent from the full-time performance of the Eligible Executive’s duties with the Company for a period of six (6) consecutive months, the Company shall have given the Eligible Executive a Notice of Termination for Disability, and, within thirty (30) days after such Notice of Termination is given, the Eligible Executive shall not have returned to the full-time performance of the Eligible Executive’s duties.

(h)  “Exchange Act" shall mean the Securities Exchange Act of 1934, as amended from time to time.

(i)  “Good Reason” for termination by the Eligible Executive of the Eligible Executive’s employment shall mean the occurrence of any one of the following acts by the Company; provided that the Eligible Executive has provided the Company with a written notice specifying the event or occurrence constituting Good Reason and a period of not less than 30 days to cure said event or occurrence:

(1)
the assignment to the Eligible Executive of any duties substantially below the Eligible Executive’s status as an officer of the Company or a substantial adverse reduction in the nature or status of the Eligible Executive’s responsibilities from those in effect immediately prior to a Change in Control other than any changes primarily attributable to the. fact that the Company may no longer be a public company;

(2)
a reduction by the Company in the Eligible Executive’s annual base salary as in effect on the date hereof or as the same may be increased from time to time except for across-the-board salary reductions similarly affecting all senior executives of the Company and all senior executives of any Person in control of the Company;

(3)
the failure by the Company to pay to the Eligible Executive any portion of the Eligible Executive’s current compensation except pursuant to an across-the-board compensation deferral or good faith reduction in compensation necessitated by unfavorable exigent business conditions or circumstances similarly affecting all senior executives of the Company and all senior executives of any Person in control of the Company, or to pay to the Eligible Executive any portion of an installment of deferred compensation under any deferred compensation program of the Company, within thirty (30) days of the date such compensation is due;

(4)
the failure by the Company to continue in effect any compensation plan in which the Eligible Executive participates immediately prior to a Change in Control which is material to the Eligible Executive’s total compensation, unless an equitable alternative arrangement has been adopted, or the failure by the Company to continue the Eligible Executive’s participation in any such plan (or in such alternative plan) on a basis not materially less favorable, both in terms of the amount or timing of payment of benefits provided and the level of the Eligible Executive’s participation relative to other participants, as existed immediately prior to the Change in Control; or

(5)
the failure by the Company to continue to provide the Eligible Executive with benefits substantially similar to those enjoyed by the Eligible Executive under any of the Company’s pension, savings, life insurance, medical, health and accident, or disability plans in which the Eligible Executive was participating immediately prior to a Change in Control (except for across the board changes similarly affecting all senior executives of the Company and all senior executives of any Person in control of the Company), the taking of any other action by the Company which would directly or indirectly materially reduce any of such benefits or deprive the Eligible Executive of any material fringe benefit enjoyed by the Eligible Executive at the time of the Change in Control, or the failure by the Company to provide the Eligible Executive with substantially the same number of paid vacation days to which the Eligible Executive is entitled on the basis of years of service with the Company in accordance with the Company’s normal vacation policy in effect immediately prior to a Change in Control.

The Eligible Executive’s right to terminate the Eligible Executive’s employment for Good Reason shall not be affected by the Eligible Executive’s incapacity due to physical or mental illness.  The Eligible Executive’s continued employment shall not constitute consent to, or a waiver of rights with respect to, any act or failure to act constituting Good Reason hereunder.  For purposes of any determination regarding the existence of Good Reason, any claim by the Eligible Executive that Good Reason exists shall be presumed to be correct unless the Company establishes to the Board by clear and convincing evidence that Good Reason does not exist.

(j)  “Person” shall have the meaning given in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) thereof, except that such term shall not include (i) the Company or any of its subsidiaries, (ii) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its Affiliates, (iii) an underwriter temporarily holding securities pursuant to an offering of such securities, or (iv) a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company.

(k)  “Potential Change in Control” shall be deemed to have occurred if any one of the following events shall have occurred:

(1)	The Company enters into an agreement, the consummation of which would result in the occurrence of a Change in Control;

(2)	Any Person publicly announces an intention to take or to consider taking actions which, if consummated, would constitute a Change in Control;

(3)
Any Person becomes the Beneficial Owner, directly or indirectly, of securities of the Company representing 15% or more of either the then outstanding shares of common stock of the Company or the combined voting power of the Company's then outstanding securities (not including in the securities beneficially owned by such Person any securities acquired directly from the Company or its affiliates) with the express intention of acquiring a sufficient amount of securities so as to constitute a Change in Control.

A Potential Change in Control shall be deemed to have terminated and no longer be in effect if:  (i) with respect to paragraph (1) above, the agreement is terminated; and (ii) with respect to paragraphs (2) and (3) above, the parties involved publicly announce an intention not to take the action which would have constituted a Change in Control.

(l)           “Term” shall mean the three (3) year period commencing on January 1, 2008, and ending on December 31, 2010.

Executed effective as of January 1, 2008.

                    SIERRA PACIFIC RESOURCES

                    By:      /s/  Steve Wood